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                                                                     EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                                  CORZON, INC.

         Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation (the "Articles of Incorporation"):

                                   ARTICLE 1

The name of the corporation is Corzon, Inc.

                                   ARTICLE 2

The following amendments to the Articles of Incorporation were adopted in order to change the name of the corporation and to effectuate a recapitalization of the outstanding common stock of the corporation.

Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE ONE

                                      NAME

The name of the corporation is LECSTAR CORPORATION (the "Corporation")."

Article IV of the Articles of Incorporation is hereby amended by adding thereto the section below in its entirety:

                                  "ARTICLE FOUR

         4. Recapitalization. Upon the effectiveness of these Articles of Amendment to the Articles of Incorporation, each issued and outstanding share of Common Stock shall be and hereby is reclassified and converted into a number of shares of Common Stock equal to the quotient of 1 divided by 60. No fractional shares of Common Stock will be issued. Outstanding stock certificates registered in the name of each record holder thereof that represented issued shares of Common Stock, prior to the effectiveness of these Articles of Amendment, shall represent a number of whole shares of Common Stock equal to the product of (a) the quotient of 1 divided by 60, multiplied by (b) the number of shares of Common Stock such certificates represented immediately prior to the effectiveness of these Articles of Amendment, rounded up to the nearest whole share. Upon the surrender of a certificate or certificates to the Corporation or its transfer agent for transfer or reissue, the Corporation or its transfer agent shall issue new stock certificates representing the number of shares of Common Stock to which such person is entitled."

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                                   ARTICLE 3

The amendment to the Articles of Incorporation of the Corporation was adopted by written consents of at least a majority of the holders of the Corporation's common stock as of March 9, 2001. Pursuant to Section 3 of the Corporation's Articles of Incorporation, an amendment to the Articles of Incorporation requires an affirmative vote of a majority of the shares of the Corporation.

                                   ARTICLE 4

The total number of shares of the Corporation outstanding at the time of such adoption was 487,524,410; and the total number of shares entitled to vote thereon was 487,524,410. No shares of the corporation are entitled to vote as a class.

                                   ARTICLE 5

The total number of shares of the corporation that voted for such amendment was 273,674,575. No shares of the corporation voted against the amendment.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation as of March 29, 2001.




                                             /s/ W. Dale Smith
                                             W. Dale Smith, President